As filed with the Securities and Exchange Commission on March 29, 2013

Registration No. 333-186355

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPORT STIX INC.
(Exact name of registrant as specified in its charter)

Nevada	2080	45-5607881
(State or jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Charles Todd
18101Von Karman Avenue # 140-121
Irvine, California 92612
Voice:  (949) 825-7786    Fax:  (949) 625-0777
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

PARACORP INCORPORATED
318 N. Carson Street, #208
Carson City, Nevada 89701
Voice:  (888) 972-7273     Fax:  (888) 886-7168
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Dennis Brovarone, Esq.
18 Mountain Laurel Drive
Littleton, Colorado 80127
Voice:  (303) 466-4092      Fax:  (303) 466-4826

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering	Amount of Registration Fee
Common Stock par value $0.001	2,000,000	$0.50	$1,000,000	$ 136.40 *
Total

* Previously paid

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING TO PURSUANT TO SUCH SECTION 8 (a) MAY DETERMINE.

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Subject to Completion, Dated March 29, 2013

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SPORT STIX INC.

2,000,000 SHARES OF OUR COMMON STOCK

This prospectus relates to the sale of up to 2,000,000 shares of common stock of Sport Stix Inc. by Sport Stix at $0.50 per share for a total amount of $1,000,000.  We estimate net proceeds to be $960,000 for the total offering.  All costs associated with this registration will be borne by Sport Stix.

Our common stock is not traded on any market or securities exchange.  Common stock being registered in this Registration Statement may be sold by the Company at a fixed price of $0.50 per share.   We know of no market makers for our common stock. The offering price may not reflect the market price of our shares after the offering. The shares will be offered and sold by our officers and directors without any discounts or other commissions on a best efforts basis. The proceeds of this Offering will not be deposited into an escrow account and there is no minimum subscription that must be reached before the Company can utilize the net proceeds of each subscription as such subscription is received and accepted by the Company.   Therefore, funds will become immediately available to the Company.   If we choose to sell our shares through broker/dealers, we will file a post effective amendment to this Registration Statement to identify the broker/dealers.

This Offering will terminate in 180 days from the date of this Prospectus.  Sport Stix Inc. can extend the offering for an additional 180 days at its sole discretion.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934.  Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.  Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is
March 29, 2013 .

AVAILABLE INFORMATION

We have not previously been subject to the reporting requirements of the Securities and Exchange Commission.  We have filed with the Commission a Registration Statement on Form S-1/A under the Securities Act with respect to the shares offered hereby.  This prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits and Schedules thereto.  For further information with respect to our Securities and to us you should review the Registration Statement and the Exhibits and Schedules thereto.

You can inspect the Registration Statement and the Exhibits and Schedules thereto filed with the Commission, without charge, in our files in the Commission’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C.20459.  You can also obtain copies of these materials at prescribed rates.  You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  The Commission maintains a web site on the internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov

REPORTS TO SECURITY HOLDER

As a result of the Registration Statement we are subject to the reporting requirements of the Federal Securities Law, and are required to file periodic reports and other information with the SEC.  We will furnish our security holder with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

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PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements, and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our financial statements and notes to the financial statements, before making an investment in Sport Stix Inc.

Sport Stix Inc. manufactures and distributes Sport Stix, a light and refreshing electrolytes drink mix.  Sport Stix contains no sugar, calories or carbohydrates.  Sport Stix electrolytes are designed for anyone that needs to stay hydrated during athletic activities without all the calories and carbohydrates.  The Company’s principle objective with respect to this offering is to increase its capital in order to expand the operations of the Company. Despite our limited operations to date, we are not a shell company and do not intend to merge with, or sell the company to, a private operating company in a reverse merger transaction.

EMERGING GROWTH COMPANY

We are an Emerging Growth Company as defined in the Jump Start Our Business Start Ups Act.

We shall continue to be deemed an emerging growth company until the earliest of:

(a)
The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000. (As such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for all urban consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000 or more;

(b)
The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective Registration Statement under this title.

(c)	The date on which such issuer has during the previous three year period issued more than $1,000,000,000 in non-convertible debt; or
(d)	The date on which such issuer is deemed to be a “large accelerated filer,” as defined in Section 240.12b-2 of Title 17, Code of Federal Regulations, or any successor thereto.

 As an emerging growth company we are exempt from Section 404 (b) of Sarbanes Oxley.  Section 404 (a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting.  This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404 (b) requires that the registered accounting firm shall in the same report, attest to and report on the assessment on the effectiveness of the internal control structures and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107 (b) of the Act.  As a result we may become subject to Section 404(a) and be required to include a report on the effectiveness of our internal controls sooner which would in all likelihood increase our auditing fees.

RISK FACTORS

Sport Stix Inc. is a new start-up company with no operating history.  Operations to date have been primarily getting set up to do business.  There is no history of profitable operations.  Sport Stix Inc. does not have adequate capital to develop its business plan.  It must raise additional capital in the public market by selling its securities. Our securities are not traded on any market or securities exchange.
An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue.

We do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required. The sports beverage business is a highly developed market with very large companies competing for their market share.  The sports beverage business is labor and capital intensive and the level of sales obtainable is directly linked and limited by the amount of available capital.  We have  cash resources of  $5,274 on hand at this time.  We  believe that our ability to achieve commercial success and our continued growth will be dependent on our  access to capital either through the additional sale of our equity or debt securities, bank lines of credit, projected financing or cash generated from our operations. We have projected that if we raise five hundred thousand dollars, or 50% of this offering over the next six months, we will achieve break-even cash flow and profitable operations. If we raise the full one million, or 100% of the offering over the next 12 months, we will be able to develop a  significant market share in  Southern California. We would consider a significant market share sales of three million dollars per year.  We will seek to obtain additional working capital through the sale of our securities to expand our marketing area.  However, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital.  Consequently, there can be no assurance that we will be able to obtain continued access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially, reasonable terms.

We do not have significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.

We have a limited history of operations and we may not be successful in our efforts to grow our business and to earn revenues.  Our business and prospectus must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of operation.  As a result, management may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall.  This inability could cause net losses in a given period to be greater than expected.  An investment in our securities represents significant risk and you may lose all or part of your entire investment.

Our executive officers have no experience in in formulating or limited experience in marketing nutritional supplements or electrolyte based sports drinks.

Our president, Charles Todd, has been involved in similar fields involving nutrition but has not been directly involved in the formulation or marketing of sports drinks or electrolyte based sports drinks.  Our corporate secretary, Robert L. Cashman, has no experience in marketing nutritional supplements or electrolyte based sports drinks.

We have limited management and staff and will be dependent for the foreseeable future upon consultants.

At the present time, we have two employees, including our executive officer.   We intend to use the services of independent consultants and contractors to perform various professional services including data processing, legal, accounting and tax services.   We believe that by limiting our management and employees we may be better able to control costs and retain flexibility in developing our company.  Our dependence on third party consultants, data processing, legal and accounting personnel creates a number of risks including, but not limited to, (a) the possibility that such third parties may not be available to us when needed and (b) the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

We are dependent on commercial packaging and compounding companies to manufacture our products.

Sport Stix Inc. plans to have  independent third parties  manufacture, package, and print our products .  There are a number of companies in the business of supplying the necessary manufacturing and printing of our products.  The management of Sport Stix Inc. has been in discussion with several of these companies who are interested in being our supplier.  At the present time, Sport Stix Inc. has not entered into a contract for a specific supplier. Sport Stix Inc.  will be dependent on a  continuous relationship with  suppliers to  be successful.

Our industry is highly competitive which may adversely affect our performance including our ability to acquire customers.

We work in a highly competitive environment. There are many similar products available in the market place.  Some of the products are produced by companies that have financial and other resources substantially greater than ours.

Our products and operations will be subject to various federal, state and local regulations that will materially affect our operations.

Matters regulated will include regulations of the food and drug regulators, permits for premises, consumer protection regulations, labor regulations, and disposal regulations.    While we believe we will be able to substantially comply with all of the applicable laws and regulations, the requirements of such laws and regulations are frequently changed.  We cannot predict the ultimate cost of compliance with these requirements or their affect on actual operations.

If we lose our key personnel, our business and prospects may be adversely affected since we rely on certain key personnel to manage our business.

Sport Stix Inc., in order to successfully implement its growth plans, is dependent upon its current Board of Directors, which includes Charles Todd and Robert L. Cashman.   The loss of Charles Todd and/or Robert L. Cashman could have a material adverse effect upon Sport Stix Inc.’s business prospects.    Sport Stix Inc. will depend heavily on its management team to effectively implement the services it offers. There can be no assurance that if a change in management occurs, that management will be able to successfully achieve the goals established herein by Sport Stix Inc.

Our expenses may exceed our expectations.

From our inception (June 26, 2012) to January 31, 2013,  we incurred losses of $2,197,732. This loss resulted primarily from the organization of the Company, stock based compensation and moving into a facility.  If our revenue growth is slower than we anticipate or our operating expenses may exceed our expectations it may take an unforeseen period of time to achieve or sustain profitability or we may never achieve or sustain profitability.

We are selling this Offering without an underwriter and may be unable to sell any shares.

This Offering is self underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our Directors and Officers, who will receive no commissions or other remunerations from any sales made hereunder.  They will offer the shares to friends, family members and business associates; however, there is no guarantee that they will be able to sell any of the shares. Unless they are successful in selling at least 50% of the shares and we receive the proceeds from the sale, we may have to seek alternative financing to implement our Business Plan.

Investors in our common stock will pay a price that substantially exceeds the value of our assets after subtracting our liabilities.

The net tangible book value of our common stock on January 31, 2013, was $(0.0007) per share based on 8,758,000 shares outstanding.  Our investors will experience an immediate dilution of 99%.

Investors will contribute 95% of the total amount of capital contribution in the Company but will own only purchase 21% of the outstanding capital stock and 21% of the voting rights.

Our offering price is arbitrarily determined and is unrelated to any measure of value, actual income or assets.

We arbitrarily determined our offering price of $0.50 per share. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

We have no minimum offering amount and therefore may not receive any substantial offering proceeds to carry out our Business Plan.

Since we have no minimum offering amount, an investor could receive shares but we may not sell enough shares to receive and apply any substantial net offering proceeds as described in Use of Proceeds. As a result of the no minimum offering amount, we are at risk of not being able to successfully carry out our Business Plan.

Management owns enough stock to control Sport Stix Inc. which places investors at risk of not being able to affect management decisions.

Management owns 6,000,000 shares of common stock that is entitled to one (1) vote per share. Upon the consummation of this Offering, the officers and directors of Sport Stix will beneficially own more than 79% of the voting rights.   It is anticipated that these individuals will be in a position to control the outcome of all matters requiring shareholder or board approval, including the election of directors. Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence, which future shareholders may have on Sport Stix. See Securities Ownership of Management.

Sport Stix Inc. could issue additional stock which could reduce the value of your investment.

The holders of common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if Sport Stix Inc.  were to elect to sell additional shares of common stock, or securities convertible into or exercisable to purchase shares of common stock following this Offering, persons acquiring common stock in this Offering would have no right to purchase additional shares and, as a result, their percentage equity interest in Sport Stix, Inc. would be diluted. See Description of Securities.

Securities and Exchange Commission rules concerning sales of low-priced securities may hinder re-sales of our common stock.

The Securities might be subject to the low-priced security or so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally monthly statements must be sent disclosing recent price information for the penny stocks held in the customer’s account. In the event the Securities are characterized as a penny stock, the market liquidity for the Securities could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Securities and, thus, the ability of purchasers in this offering to sell their Securities in the secondary market.

Our securities are not traded on any market or securities exchange and there is no assurance that they will be trading on a securities market after this Offering.

Our common stock is not traded on any market or securities exchange.  Common stock being registered in this Registration Statement may be sold by the Company at a fixed price of $0.50 per share.    We know of no market makers for our common stock. The offering price may not reflect the market price of our shares after the offering.  After this Registration Statement has become effective,   the Company plans to have a broker-dealer file an Application with the Financial Industry Regulatory Authority (FINRA) for the stock to be quoted on the OTC Bulletin Board; however, we have no assurances that our Application will be accepted by FINRA.  If FINRA approves the Application we will then apply to the Depository Trust Company to have our stock entered into the computerized trading system of security broker-dealers.  At the conclusion of these steps a securities broker-dealer can then apply to FINRA to quote our stock for sale.

Investors must contact a broker-dealer to trade our securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

Even if we are accepted for quotation on the OTC Bulletin Board, the Over-the-Counter Market Regulators may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Market.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Our stock price may be volatile and you may not be able to sell your shares for more than what you paid.

As a small public company our stock price may be subject to significant volatility and you may not be able to sell shares of common stock at or above the price you paid for them. The trading price of our common stock may be subject to wide fluctuations in the market.   The market price of our common stock could fluctuate in the future in response to various factors including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of technological innovations or new products by us or our competitors; changes in investor perceptions; and new products or produce enhancements by us or our competitors. The stock market in general has experienced volatility which may further affect our stock price. As such, you may not be able to resell your shares of common stock at or above the price you paid for them.

State Securities Laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold pursuant to this Offering, you may not be able to resell the shares in a certain state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state.  There can be no assurance that we will be successful in registering or qualifying our Common stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state.

If we fail to register or qualify for an exemption for secondary trading of, our Common Stock in any particular state, the shares of Common Stock could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the marker for the Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of their investment.

We do not intend to pay dividends in the foreseeable future.   Any investment gains will have to come by appreciation in the stock price rather than dividends.

Sport Stix Inc. has paid no dividends to its stockholders and does not plan to pay dividends on its common stock in the foreseeable future. Sport Stix Inc. currently intends to retain any earnings to finance future growth. Investors may receive investment gains through appreciation of value of the stock in the public market.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or project,” or the negative of these words or other variations on these words or comparable terminology.

USE OF PROCEEDS

The following table sets forth management’s estimate of the allocation of net proceeds expected to be received from this offering. Actual expenditures may vary from these estimates. Pending such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities.

	100% of the	50% of the	25% of the
	Offering or	Offering or	Offering or
	2,000,000	1,000,000	500,000
	Shares	Shares	Shares
	Sold	Sold	Sold
Total Proceeds	1,000,000	500,000	250,000
Less
Commissions (1)	-	-	-
Offering Expenses	20,000	20,000	20,000

Net Proceeds	980,000	480,000	230,000

Use of Net Proceeds
Purchase of Product to Sell & Increase Inventory	550,000	250,000	100,000
Advertising & Sales Promotion	250,000	100,000	50,000
Additional Accounting & Admin. Expense	50,000	30,000	30,000

Increase in Working Capital (2)	130,000	100,000	50,000

Total Use of Net Proceeds	980,000	480,00	230,000

(1)     We plan to have our officers and directors offer and sell the shares. They will receive no discounts or commissions.

(2)     Working capital will be applied to support cash flow, payroll and as a reserve for unexpected expenses.

DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share after the offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares. The company had 7,631,000 shares outstanding as of October 31, 2012.  Our net tangible book value attributable to shareholders as of October 31, 2012, was ($11,280) or approximately ($0.002) per share. Net tangible book value per ordinary share as of October 31, 2012, represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing shares based on the foregoing minimum and maximum offering assumptions.

	100% of the	50% of the	25% of the
	Offering or	Offering or	Offering or
	2,000,000	1,000,000	500,000
	Shares	Shares	Shares
	Sold	Sold	Sold
Price Per Share	$0.50	$0.50	$0.50
Net tangible book value per share before the offering	$(0.002)	$(0.002)	$(0.002)
Increase per share attributable to payments by new investors	$0.10	$0.06	$0.03
Pro forma net tangible book value per share after the offering	$0.10	$0.06	$0.03
Dilution per share to new investors	$0.40	$0.44	$0.47

PLAN OF DISTRIBUTION

Currently we plan to have our officers sell the common shares on a self-underwritten basis. They will receive no discounts or commissions. Our officers will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or a part of this offering.

We may retain licensed broker/dealers to assist us in selling our shares, if we elect to do so, we will file a post effective amendment to this Registration Statement to identify the broker/dealers.

In order to buy shares you must complete and execute the Subscription Agreement and return it to us at 18101 Von Karman Avenue #140-121 Irvine, California 92612.  Payment of the purchase price must be made by check payable to the order of Sport Stix Inc. The check is to be delivered directly to Sport Stix Inc. at the above-mentioned address.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Our officers will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.	The person is not at the time of their participation, an associated person of a broker/dealer; and,

3.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with broker/dealers. They have not nor will not participate in the sale of securities of any issuer more than once every twelve months. Only after the SEC declares our Registration Statement effective, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us as a possible investment in the offering.  We intend to sell our shares in the United States of America.

Penny Stock Rules / Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the Federal Investment Regulatory Agency’s (FINRA) telephone number (301) 590-6500 for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares due to broker/dealer reluctance to undertake the above-described regulatory burdens.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws and is qualified in its entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this prospectus is a part.

Sport Stix Inc. is authorized to issue a total of seventy-four million (74,000,000) shares of common stock $0.001 par value and one hundred thousand (100,000) shares of preferred stock $0.001 par value.   When issued, shares will be fully paid and non-assessable. To date, Sport Stix Inc. has issued no preferred shares and eight million, seven hundred ninety-eight thousand  (8,798,000) common shares.

Voting Rights: Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which mean that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

Dividend Rights:  Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Liquidation Rights: Upon any liquidation, dissolution or winding up of Sport Stix Inc., holders of shares of Common Stock are entitled to receive pro rata all of the assets of Sport Stix Inc. available for distribution to shareholders after distributions are made to holders of Sport Stix Inc.’s Preferred Stock.

Preemptive Rights: Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Sport Stix, Inc.

Registrar & Transfer Agent: Holladay Stock Transfer, Inc., Holladay Business Plaza, 2939 North 67th Place, Scottsdale, Arizona 85251.   Phone (480) 481-3940, Fax (480) 481-3941.

Stock Options: Sport Stix Inc. has no stock option plan for its employees and has no current plans to develop one in the immediate future.

Warrants:  There are no outstanding warrants to purchase our securities.

Options:  There are no outstanding stock options to purchase our securities.

Miscellaneous Rights and Provisions:  Holders of our Common Stock have no preemptive rights. Upon our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. All outstanding shares of our Common Stock are, and the Common Stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Anti-Takeover Effects of Provisions of the Articles of Incorporation

The authorized but unissued shares of our Common Stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes, including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Sport Stix Inc. that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the desires of Sport Stix Inc.’s Board of Directors. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Sport Stix by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not traded on any market or securities exchange.  Common stock being registered in this Registration Statement may be sold by the Company at a fixed price of $0.50 per share.   We know of no market makers for our common stock. The offering price may not reflect the market price of our shares after the offering.  After this Registration Statement has become effective,   the Company plans to have a broker-dealer file an Application with the Financial Industry Regulatory Agency (FINRA) for the stock to be quoted on the OTC Bulletin Board; however, we have no assurances that our Application will be accepted by FINRA.  If FINRA approves the Application we will then apply to the Depository Trust Company to have our stock entered into the computerized trading system of security broker-dealers.  At the conclusion of these steps a securities broker-dealer can then apply to FINRA to quote our stock for sale.

LEGAL MATTERS

 From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business; however, litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time, that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material, adverse affect on our business, financial condition or operating results.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements as of and for the fiscal year ended October 31, 2012, and from June 26, 2012, (“Inception”) to October 31, 2012, included in this prospectus and the Registration Statement have been audited by M&K CPAS, PLLC to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance in such report given upon the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DESCRIPTION OF BUSINESS

Sport Stix Inc. was incorporated under the laws of the state of Nevada on June 26, 2012.  Since that time we have been involved in setting up our business and interviewing  suppliers for our products. Sports Stix Inc. has not been involved in a bankruptcy, receivership or similar proceeding. There have been no mergers or purchase or sale of a significant amount of assets

Sport Stix Inc. plans to be a manufacturer and distributor of Sport Stix, a concentrated powder when mixed with water, makes a light and refreshing drink mix containing a large quantity of electrolytes.  Sport Stix plans to manufacture the drink in three fruit based flavors.  Sport Stix has been developed by the Company’s founder, Charles Todd, over the last 10 years.  Mr. Todd has spent in excess of $200,000 on professional consultants, chemists, beverage consultants and branding and packing experts to develop the products.  He has conducted field tests at athletic events with more than 500 persons sampling the product to determine the product’s acceptance.  He has conducted more than a dozen tests within the last 10 years.  Five of these tests were within the last two years.  Mr. Todd has accepted stock in the Company as consideration for his past expenditures and does not expect any other reimbursement.  Sport Stix  is designed to assist athletes in maintaining the proper amounts of fluids to avoid dehydration.

An electrolyte is a liquid substance which acts as a medium to conduct electricity.   Electrolytes contain ions which are atoms that have either a positive or negative electric charge. All humans and higher forms of life cannot exist without electrolytes.  The important electrolytes in our bodies are made up of sodium, potassium, chloride, calcium, magnesium, bicarbonate, phosphate and sulfate.  These electrolytes also regulate nerve and muscle function, the body's hydration, blood pH, blood pressure and also assist in the rebuilding of damaged tissue.

Muscles and other tissues of the body are activated by electrolyte activity.  A muscle contraction needs cell membranes to carry electrical impulses across themselves and to other cells.  Without electrolytes muscles will not work in the body which includes the heart!   The most common health issues associated with electrolyte imbalances is dehydration during warm or excessive exercise.  The first indications of dehydration observed are typically cramps which sometimes are followed by heat exhaustion and heat stroke. The body loses heat through increased sweating and excessive sweating leads to dehydration reducing the volume of blood in turn causing the heart to pump harder around the body which can lead to a heart attack.

Distribution:  Sports Stix Inc. will initially distribute its products using wholesale distribution of food products. Sport Stix Inc. is in discussions with several different kinds of distributers.  Sport Stix Inc. is offering its products to distributors  that specialize in mini markets such as 7-11 stores, and different distributors that specialize in big box stores such as Costco.  There are also distributors that specialize in distributing to grocery store chains.  All of these distributors have indicated an interest in distributing our  product.  We expect to conclude distribution agreements with several distributors in 90 to 120 days after the funding is completed.

The Company intends to focus its marketing on the amateur and professional athletes at all levels.  The United States market for electrolyte drinks with no calories, sugar or carbohydrates in the amateur and professional athletic field is estimated to be $571.8 million per year by Global Information Inc. a soft drink trade journal.  This projection is also supported in BEVNET Industry News, an industry newsletter.  The annual sales of Gatorade is reported to be $383,000,000 for the year 2012, an increase of 570% over 2011.  The second largest company in the field is Powerade Zero which reported sales of  $188 million in 2012, an increase of 58% over 2011.   Sport Stix Inc. projects that it will be able to capture a small portion   of this market.  Sport Stix Inc. will concentrate its sales efforts in the Southern California area; however, many of the distributors that have expressed an interest in the product distribute in much larger areas.  As funding becomes available we will expand our base of distribution.  At this time we have no firm agreements with any distributors.

Government Regulation: There are a large number of both state and federal regulations that apply to the products of Sport Stix Inc.  The California Department of Health requires approval on most food and drug items placed for sale.  Also, the Federal Food and Drug Administration will closely police the sale of Sport Stix Inc.’s products.   The manufacturer of our product and their product liability insurance carrier  will also research the regulations to be sure we are in compliance.

Employees: Sport Stix Inc. has no full time employees at this time. The President Charles Todd works full time without compensation.

Competition:  There are a number of other products concentrating on the amateur and professional sports market. Many of them have an established market share and have greater resources than Sport Stix Inc.  The leader in the industry at the present time according to BEVNET Industry Newsletter is Gatorade.  The management of Sport Stix Inc. feels that the absence of calories, sugar and carbohydrates will be a major advantage to Sport Stix in securing its position in the market.  At the present time there are several  other sports drinks on the market that have  no calories, sugar or carbohydrates.  Drinks such as Poweraide Zero and MIOFIT are actively developing their market share.    These companies distribute their product in bottles.  Sport Stix Inc. distributes its product in a small plastic pouch containing a dry powder that is mixed with water.

Description of Property: Sport Stix Inc. occupies a very small office at 18101 Von Kerman Avenue #140-121, Irvine, California. This office is provided by the Sport Stix Inc. president Charles Todd.  Most of the business operations are carried on at an office in the home of Charles Todd.   Office equipment is provided by Charles Todd without any charge to Sport Stix, Inc.

Description of Property: Sport Stix occupies a very small office at 18101 Von Kerman Avenue #140-121, Irvine, California. This office is provided by the Sport Stix president Charles Todd.  Most of the business operations are carried on at an office in the home of Charles Todd.   Office equipment is provided by Charles Todd without any charge to Sport Stix, Inc.

Market Price and Dividends of Registrants Common Securities

Our securities are not traded on any market or securities exchange.  There are no commitments to have them listed on an exchange at this time.  The Company has no outstanding options or warrants to purchase our securities and the Company has made no representations that it will sell any of our securities.   The Company has never paid a dividend on its common stock and has no plans to do so in the future.  The Company has no equity compensation plans requiring the issuance of stock.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview of Our Company

Sport Stix Inc. was incorporated under the laws of the state of Nevada on June 26, 2012.  Since that time we have been involved in setting up our business and acquiring suppliers for our products.   Sport Stix has been developed by the Company’s founder, Charles Todd, over the last 10 years.  It is designed to assist athletes in maintaining the proper amounts of fluids to avoid dehydration.   Sport Stix is a concentrated powder when mixed with water, makes a light and refreshing drink mix containing a large quantity of electrolytes.

Our Strategy
Sport Stix Inc. plans to focus sales efforts in the sporting world.   Mr. Charles Todd is well known in the sporting world and has arranged for his daughter Parris Todd, a professional tennis player playing in the national circuit with the Orange County Breakers World Tennis Team to assist in the sales promotion of the products.

Capital Resources and Financial Condition
As of January 31, 2013, we had assets of $5,274 including current assets of $5,274.  We have related party short-term notes payable of $8,250, accounts payable of $2,876,  and accrued expenses of $2,380. Hallmark Venture Group, Inc. is prepared to advance us additional funds as needed.  There is no firm payback date. We believe our ability to achieve commercial success and continued growth will be dependent upon our continued access to capital either through additional sale of our equity or cash generated from operations.  We will seek to obtain additional working capital through the sale of our securities. We will attempt to obtain additional capital through bank lines of credit; however, we have no agreements or understandings with third parties at this time.   During the organization of the Company, the Company sold 6,000,000 shares to the organizers for $6,000.  The Company then sold 1,450,000 shares for $0.001 per share to other parties for a total of $1,450.  The Company sold 181,000 shares for $0.25 to friends and family for a total of $45,250. During the three months ended January 31, 2013, the Company sold 1,127,000 shares to unrelated investors for a total of $34,750.

Results of Operations
To date, Sport Stix Inc. has not sold any products. The company has been concentrating on locating and qualifying manufacturers, suppliers and packaging companies.   Sport Stix Inc. has produced small quantities of the product and given them away at sports events to sample the product’s acceptance.  Sport Stix Inc. has field tested the products and several sports events where it was well received. At a recent professional tennis match, 50 people were selected at random and given written questionnaires and asked to taste the Sport Stix product and the MIOFIT product.  The results were nearly unanimous that the sample group preferred the Sport Stix product.

Directors and Executive Officers
The following table sets forth the names of the members of the Company’s Board of Directors, Executive Officers, and the position with the Company held by each.

Name	Position
Charles Todd	President, Director, CEO
Robert L. Cashman	Vice President, Secretary, Director, CFO, CAO

Each director is elected to hold office for a one-year period or until the next annual meeting of shareholders and until his/her successor has been qualified and elected following the one-year of service. The Officers serve at the discretion of the Company’s directors.  There are no understandings between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Management’s Biographies
The following is a brief account of business experience for each director and executive officer of the Company.

CHARLES TODD, PRESIDENT AND DIRECTOR, Age 47

Mr. Charles Todd, President of Sport Stix, Inc., has a diversified background with multi-million dollar responsibilities in the Health and Nutrition, Commercial Real Estate and Foundation Industries.  A brief summary of his work is as follows:

2004-Present – Sport Stix Inc., Responsible for the Development, Design and Formulations of Sports Nutrition Products.

2006-Present – Todd Worldwide Foundation, CEO, CFO and Philanthropist contributing financial support to non-profit organizations, orphanages, creating business opportunities for ministers and leaders, providing homes for the homeless and sports outreach to underprivileged kids.

1999-Present – Development Marketing Group, Inc. Principal responsible for financial management, operations, construction project management and inspections aiding in the consulting of multi-million dollar investment deals including overseeing engineering.  Mr. Todd’s expertise has been in environmental compliance dealing with the Environmental Protection Agency, Air Quality Control Agencies, hazardous materials handling and hazardous waste disposal.

1995-1998 DMG, LLC Mr. Todd involved DMG, LLC in Entertainment Venue Development.   Raised start-up capital for multiple projects and designed, developed and coordinated construction management of entertainment destinations. Successfully managed over 120 employees and posted revenues of over $900,000 per month.

1997-2001 ACTIVHEALTH INTERNATIONAL INC., Director   Responsible for spearheading first equity partnership with Duke University Medical Center.  Developed, formulated and managed manufacturing of all personal care products, e-commerce, T.Nav software delivery platform using Cold Fusion Server, Active Server Pages, and macromedia Flash.  Charles Todd is a current member of the Board of Directors.

1987-1994 GENERAL NUTRITION CENTERS (GNC) Corporate Regional Manager and Franchise Owner.  Region ranked #1 in sales for three years straight out of 2,500 stores.  Purchased franchise in 1992, opening second store in eight months.  Both stores operated in the black from the first month.  Mr. Todd was active in distributing both energy and sports drinks through these stores.

ROBERT L. CASHMAN-VICE PRESIDENT, SECRETARY, DIRECTOR, CHIEF FINANCIAL OFFICER, CHIEF ACCOUNTING OFFICER, Age 81

Mr. Robert L. Cashman has a diverse background and brings a wealth of experience to the Sport Stix Inc. organization.  A brief outline of his employment background is as follows:

1956-1960	Management Trainee/Field Representative, Aetna Casualty & Surety Company (first job out of college). Worked in various departments in the insurance company.

1960-1972	President/Owner, Security Plus Life Insurance Company. Organized Security Plus Life Insurance Company. The company wrote credit life and disability insurance on various types of loans.

1972-1982	ITT Corporation. Sold Security Plus Life Insurance Company to ITT and worked for ITT in their Acquisition Department involved in numerous acquisitions and public offerings.

1982-1992	President/Owner, Pacific Envelope Company. Manufacturer and printer of envelopes and publisher of weekly newspapers. Sold the company in 1992.

1992-2005	President, Owner, Charleston Group. Business consulting firm. Consulting on all types of business issues.

2005-Present
President, Hallmark Venture Group, Inc.  Business consulting and venture capital firm.  Since 2012, Mr. Cashman also serves as an officer and director of Service Team, Inc., a public company engaged in electronics warranty repairs.

Mr. Cashman has received some prestigious awards from the business community including membership in the Young Presidents Organization, and the INC Magazine Hall of Fame.

Mr. Cashman has also received numerous awards for his continued involvement in civic activities including a member of the Orange County Airport Commission (24 years), operators of the John Wayne Airport, serving on the Governing Board of the local and national YMCA (12 years), and a long term involvement with the Boy Scouts of America on both the local and national basis.  He currently serves on the City of Anaheim’s Work Force Development Board, the city agency that allocates federal funding for educational programs in the city. Mr. Cashman served as an aviation officer (pilot) in the Korean War, owns and flies his own airplane and serves on the boards of several aviation organizations.  He is a graduate of the University of California, Los Angeles (UCLA).

Remuneration of Directors and Officers

Sport Stix Inc. has made no provisions for paying cash or non-cash compensation to its officers and directors.  No salaries are being paid at the present time to our officers and directors and none have been paid or owed from inception to date.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business; however, litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time, that may harm our business.  We are currently not aware of any such legal proceedings or claims that we believe will have a material, adverse affect on our business, financial condition or operating results.

There are no judgments against us or our officers or directors. None of our officers or director has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

Executive Compensation

The Company has no plans for compensating executives at this time.  All of the executives are officers or directors of the Company.

Employment Agreements

To date the Company has no employment agreements in effect with its officers or directors.

Compensation of Directors

We do not pay compensation to our directors for their services and for their attendance at meetings.  We will reimburse directors for reasonable expenses incurred during the course of their performance.

Stock Incentive Plan

At present we do not have a stock incentive plan in place.  We have not granted any options to our officers and directors.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth as of the date of this prospectus, the beneficial ownership of common stock of the Company by the officers and directors, as a group, and owners of greater than 5% of the outstanding before this offering and after this offering, assuming the sale of all stock offered herein:

Present Ownership	Common Shares	Percent of Total Outstanding Before Offering	Percent of Total Outstanding After Offering
Charles Todd *	5,000,000	57%	46%
Hallmark Venture Group, Inc. **	1,000,000	11%	9%
U.S. Affiliated Inc. ***	1,300,000	15%	12%
Officers and Directors as a Group (2 persons)	6,000,000	68%	56%

* Includes 1,000,000 shares held by Todd Worldwide Ministries of which Charles Todd, President and director of the Company, is a beneficial owner
** Robert L. Cashman, Chief Financial Officer and Secretary of the Company, is a beneficial owner of Hallmark Venture Group, Inc.
*** U. S. Affiliated is controlled by Karen Jean Fowler and is providing public relations consulting services to the Company.

CORPORATE GOVERNANCE

Director Independence

At the present time, we have two directors who are both “insiders.”  Director, Charles Todd, also serves as President, CEO and Director, Robert L. Cashman, also serves as Vice President, Secretary, and Chief Financial Officer.  We are currently recruiting outside directors who have some knowledge of our business.  New directors are nominated by either of the present directors and voted on by the Board of Directors.  Each director is elected to hold office for a one year period or until the next Annual Meeting of Shareholders and until his/her successor has been qualified and elected following the one year of service.  We have not adopted a formal code of ethics as we only have two officers and directors and will adopt a code of ethics when we have appointed independent directors.  The Officers serve at the discretion of the Company’s directors.  There are no understandings between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.  Robert L. Cashman serves as a member of the Board and Secretary of the Board.

Charles Todd, the Company’s Chief Executive Officer, serves as a member of the Board and Chairman of the Board.

The Board of Directors has held three Special Directors’ Meetings since the inception of the Company.  All the Directors attended all of the meetings.  It is a policy of the Company that all Board Members attend all Board Meetings and the Annual Meeting.

Committees

At the present time, the Board of Directors serves as an Audit Committee, Nominating Committee and Compensation Committee.  None of these committees have had any meetings since the inception of the Company.  It is planned that as we add independent Board Members we will activate these committees.

NOMINATING COMMITTEE:  Director Charles Todd and Director Robert L. Cashman participate in consideration of director nominees.  At the present time Sport Stix Inc. is too small to warrant a Nominating Committee.

AUDIT COMMITTEE:  Due to only having two directors, we do not have a separate Audit Committee or a Financial Expert as defined in Rule S-K, Rule 407.  The Board of Directors serves as the Audit Committee.

COMPENSATION COMMITTEE:   The Board of Directors acts as the Compensation Committee. The directors feel Sport Stix Inc. is too small to have a Compensation Committee at this time.  As additional directors are appointed, a formal Compensation Committee will be established.

SHAREHOLDER COMMUNICATIONS:  Shareholders may send written communicated on the Company’s web site:  www.SportStixUSA.com

Transactions with Related Persons, Promoters and Certain Control Persons

On June 26, 2012, the Company issued 4,000,000 shares of common stock in the Company to Charles Todd, the company’s President (a related party), in exchange for $4,000 cash.

On June 26, 2012, the Company issued 1,000,000 shares to Hallmark Venture Group, Inc. in exchange for $1,000 cash.  Hallmark Venture Group, Inc. (a related party) is controlled by the company’s Secretary, Robert L. Cashman.

On July 18, 2012, the Company issued 1,000,000 shares of common stock in the Company, to Todd Worldwide Ministries (a related party), in exchange for $1,000.

On August 23, 2012, the Company issued 575,000 shares of common stock in the Company, to Douglas Dungee, Assistant Vice President of the Company, a related party, in exchange for $575 cash.

On August 5, 2012 the Company issued 575,000 shares of common stock in the Company, to Darryl Skinner for services rendered for the development of the Company and $575 cash.

As a result of these related party transactions, $1,780,350 of additional stock based compensation expense was recognized as substantially all other sales of common stock were valued at $0.25 per share as compared to the $0.001 price above, which represents a difference of $0.249 of additional value to the related party investors.

On August 23, 2012, the Company issued an $8,250 convertible note with Hallmark Venture Group, Inc. (a related party).  The note is due and payable on September 30, 2013 and carries a 6% interest rate.  The note is convertible at the option of the holder into our common stock at a fixed conversion price of $0.25.  As of January 31, 2013 and October 31, 2012, accrued interest, associated with the note, was $280 and $156, respectively.

The Company evaluated this related party convertible note for a beneficial conversion feature noting that the conversion price of $0.25 was exactly the same as the sales of stock for cash of $0.25 per share during the period from Inception to October 31, 2012 when the common shares were being sold to private purchasers consistently at this price; therefore, no beneficial conversion feature was created during issuance of this note.

On August 23, 2012, the Company issued a $775 convertible note with Douglas Dungee (a related party).  The note is due and payable on September 30, 2013 and carries a 6% interest rate.  The note is convertible at the option of the holder into our common stock at a fixed conversion price of $0.25.  As of January 31, 2013 and October 31, 2012, accrued interest, associated with the note, was $0 and $15, respectively.  This note and the associated accrued interest expense were repaid with cash during the three month period ending January 31, 2013.

The Company evaluated this related party convertible note for a beneficial conversion feature noting that the conversion price of $0.25 was exactly the same as the sales of stock for cash of $0.25 per share during the period from Inception to October 31, 2012 when the common shares were being sold to private purchasers consistently at this price; therefore, no beneficial conversion feature was created during issuance of this note.

The Company has signed a lease commitment with a former employee for the term of one year, beginning on October 1, 2012 through September 30, 2013 for office space payable monthly at a rate of $525; the future commitment amount due on the lease is $5,775 as of October 31, 2012.  As of January 31, 2013 and October 31, 2012, $2,100 and $525 in accrued rent payable was owed to the former employee.

Commission’s Position on Indemnification on Securities Act Liabilities

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada General Corporation law.  Nevada law provides that the directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities.

●	For any breech of their duty for loyalty to us or our security holders;
●	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	For unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Nevada General Corporation law; or,
●	For any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Nevada General Corporation law, if our Board of Directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

Page
Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of October 31, 2012 (audited) and January 31, 2013 (unaudited)	F-3
Statements of Operations for the three month period ended January 31, 2013 and the periods from June 26, 2012 (Inception) to October 31, 2012 (audited) and January 31, 2013 (unaudited), respectively	F-4
Statement of Shareholders’ Deficit from June 26, 2012 (inception) to January 31, 2013 (unaudited)	F-5
Statements of Cash Flows for the three month period ended January 31, 2013 and the periods from June 26, 2012 (Inception) to October 31, 2012 (audited) and January 31, 2013 (unaudited), respectively	F-6
Notes to Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sport Stix, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Sport Stix Inc. (a development stage company) as of October 31, 2012 and the related statement of operations, changes in shareholders' deficit, and cash flows for the period from June 26, 2012, (Inception) through October 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sport Stix, Inc. as of October 31, 2012 and the results of its operations, changes in shareholders' deficit and cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
January 31, 2013

SPORT STIX INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF JANUARY 31, 2013 AND OCTOBER 31, 2012

	1/31/13 (unaudited)	10/31/12 (audited)
ASSETS
Cash	5,274	13,455
Total Current Assets	5,274	13,455

TOTAL ASSETS	5,274	13,455

LIABILITIES & SHAREHOLDERS' (DEFICIT)
Accounts Payable	2,876	3,686
Related Party Payable	-	525
Convertible Note Payable – Related Party	8,250	9,025
Accrued Expenses	2,380	11,499
TOTAL LIABILITIES	13,506	24,735

Common stock, $0.001 par value, 74,000,000 authorized, 8,758,000 and 7,631,000 issued and outstanding as of January 31, 2013 and October 31, 2012, respectively.	8,758	7,631
Additional paid in capital	2,180,742	1,900,119
Deficit accumulated during development stage	(2,197,732)	(1,919,030)
TOTAL SHAREHOLDERS' (DEFICIT)	(8,232)	(11,280)

TOTAL LIABILITIES AND SHAREHOLDERS' (DEFICIT)	5,274	13,455

The accompanying notes are an integral part of these financial statements.

SPORT STIX INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE THREE MONTH PERIOD ENDING JANUARY 31, 2013 (UNAUDITED)
AND FOR THE PERIODS FROM JUNE 26, 2012 (INCEPTION) TO OCTOBER 31, 2012 (AUDITED) AND JANUARY 31, 2013 (UNAUDITED), RESPECTIVELY

	3 Mos. End	Inception to	Inception to
	11/30/12	10/31/12	1/31/13
	(unaudited)		(unaudited)
OPERATING EXPENSES
General & administrative expenses	(278,593)	(1,918,859)	(2,197,452)
Total Operating Expenses	(278,593)	(1,918,859)	(2,197,452)

LOSS FROM OPERATIONS	(278,593)	(1,918,859)	(2,197,452)

OTHER INCOME (EXPENSE)
Interest income (expense)	(109)	(171)	(280)
Total Other Income (Expense)	(109)	(171)	(280)

NET INCOME (LOSS)	$(278,702)	$(1,919,030)	$(2,197,732)

Weighted average number of common shares outstanding - basic and fully diluted	7,828,967	5,934,213

Net (loss) per share - basic and fully diluted	$(0.04)	$(0.32)

The accompanying notes are an integral part of these financial statements.

SPORT STIX INC.
(A DEVELOPMENT STAGE COMPANY)
Statement of Shareholders' Deficit
June 26, 2012 (Inception) to January 31, 2013

			Additional Paid In Capital	Deficit Accumulated During Development Stage
	Common Stock
	Shares	Amount			Total
June 26, 2012 (Inception)	-	$-	$-	$-	$-
Stock issued for cash	7,631,000	7,631	45,069	-	52,700
Stock based compensation	-	-	1,855,050	-	1,855,050
Net Loss	-	-	-	(1,919,030)	(1,919,030)
Balance, October 31, 2012	7,631,000	7,631	1,900,119	(1,919,030)	(11,280)

Stock issued for cash	1,127,000	1,127	33,623	-	34,750
Stock based compensation	-	-	247,000	-	247,000
Net Loss	-	-	-	(278,702)	(278,702)
Balance, January 31, 2013 (unaudited)	8,758,000	$8,758	$2,180,742	$(2,197,732)	$(8,232)

The accompanying notes are an integral part of these financial statements.

SPORT STIX INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE THREE MONTH PERIOD ENDED JANUARY 31, 2013 (UNAUDITED),
AND FOR THE PERIODS FROM JUNE 26, 2012 (INCEPTION) TO OCTOBER 31, 2012 (AUDITED) AND JANUARY 31, 2013 (UNAUDITED)

	3 Mos. End	Inception to	Inception to
	1/31/13	10/31/12	1/31/13
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)		(unaudited)

Net Loss	$(278,702)	$(1,919,030)	$(2,197,732)

Adjustments to reconcile net loss with cash used in operations:
Stock based compensation expense	247,000	1,855,050	2,102,050

CHANGE IN OPERATING ASSETS AND LIABILITIES

Accrued expenses	(9,644)	11,499	1,855
Related party payable	(525)	525	-
Accounts payable	(285)	3,686	3,401
Net Cash (Used in) Operating Activities	(42,156)	(48,270)	(90,426)

CASH FLOWS FROM FINANCING ACTIVITIES

Common stock issued for cash	34,750	52,700	87,450
Borrowings from related parties	-	9,025	9,025
Repayments to related parties	(775)	-	(775)
Net Cash Provided From Financing Activities	33,975	61,725	95,700

Net Increase (decrease) In Cash and Cash Equivalents	(8,181)	13,455	5,274

Cash at Beginning of Period	13,455	-	-

Cash at End of Period	$5,274	$13,455	$5,274

Supplemental Disclosures
Interest Paid	$-	$-	$-
Taxes Paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

SPORT STIX INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
June 26, 2012 (Inception) to October 31, 2012 and January 31, 2013, respectively, and the Three Month Period Ending January 31, 2013
(Unaudited)

NOTE 1 – ORGANIZATION

 Organization

Sport Stix Inc. (the “Company”) was incorporated pursuant to the laws of the State of Nevada on June 26, 2012.  The Company intends to commence business operations by manufacturing and distributing a sports beverage. The Company is considered a development stage company. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative Statements of Operation and Cash Flows from inception to the current Balance Sheet date.  An entity remains in the development stage until such a time as among other factors revenues have been realized.  To date, the development stage of the Company’s operations consist of developing the business model, marketing concepts and beginning sales efforts.

 The Company has established a fiscal year end of October 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company maintains its accounting records on an accrual basis in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The financial statements present the Balance Sheet, Statements of Operations, Shareholders’ Deficit and Cash Flows of the Company. These financial statements are presented in United States dollars. The accompanying financial statements have been prepared in accordance with the instructions to Form 10-K. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed herein.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Actual results could differ from those estimates.

Going Concern

The Company's financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America, and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has maintained a negative equity balance since inception (June 26, 2012) through January 31, 2013 of $8,232.  The Company will be dependent upon the raising of additional capital through placement of our common stock in order to implement its business plan. There can be no assurance that the Company will be successful in order to continue as a going concern. The Company is funding its initial operations by issuing common shares and debt. As of January 31, 2013, the Company had sold 5,000,000 shares at $0.001 per share to Charles Todd for $5,000 and 1,000,000 shares at $0.001 per share to Hallmark Venture Group Inc. for net funds to the Company of $1,000. The Company has also sold 2,758,000 shares to various individuals and received net funds of $81,450 and services of $2,102,050. We cannot be certain that capital will be available when it is required.

Cash and Equivalents

Cash and equivalents include investments with initial maturities of three months or less. The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. There were no cash equivalents at January 31, 2013 or October 31, 2012.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, are cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of FDIC insurance limits.

Property and Equipment

The Company does not own any property or equipment.

Fair Value of Financial Instruments

The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 on June 26, 2011. Under this FASB, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has various financial instruments that must be measured under the new fair value standard including: cash and debt. The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company’s cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

Cash, accounts payable, related party payables, accrued expenses and notes payable reported on the balance sheet are estimated by management to approximate fair market value due to their short term nature.

The following table presents assets that were measured and recognized at fair value as of January 31, 2013 on a recurring basis:

Total
Realized
Description	Level 1	Level 2	Level 3	Loss
	$-	$-	$-	$-
Totals	$-	$-	$-	$-

The following table presents assets that were measured and recognized at fair value as of October 31, 2012 on a recurring basis:

Total
Realized
Description	Level 1	Level 2	Level 3	Loss
	$-	$-	$-	$-
Totals	$-	$-	$-	$-

Income Taxes

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical operating results and the uncertainty of the economic conditions, the Company has recorded a full valuation allowance against its deferred tax assets at January 31, 2013 and October 31, 2012, respectively, where it cannot conclude that it is more likely than not that those assets will be realized.

Revenue Recognition

Sport Stix, Inc.’s business is to sell Sport Drink products.  At the time of delivery of the products an invoice is prepared itemizing the products delivered.  The invoice is entered into our accounting system and is recognized as revenue at that time. Our invoice is paid by the purchaser within 15 days of receipt. As described above, in accordance with the requirements of ASC 605-10-599, the Company recognizes revenue when (1) persuasive evidence of an arrangement exists (contracts); (2) delivery has occurred; (3) the seller’s price is fixed or determinable (per the customer’s contract); and (4) collectability is reasonably assured (based upon our credit policy).

Concentrations

At the present time the company is in the start-up stage and no sales have been made.

Lease Commitments

The Company has signed a lease commitment with a former employee for the term of one year, beginning on October 1, 2012 through September 30, 2013 for office space payable monthly at a rate of $525.

Share Based Expenses

The Company accounts for the issuance of equity instruments to acquire goods and/or services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more readily determinable. The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of standards issued by the FASB. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Stock Based Compensation

In December of 2004, the FASB issued a standard which applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are based on the fair value of those equity instruments. For any unvested portion of previously issued and outstanding awards, compensation expense is required to be recorded based on the previously disclosed methodology and amounts. Prior periods presented are not required to be restated. We adopted the standard as of inception.  The Company has not issued any stock options to its Board of Directors and officers as compensation for their services.  If options are granted, they will be accounted for at a fair value as required by the FASB ASC 718.

Development Stage Company

The Company is considered a development-stage company, with limited operating revenues during the periods presented, as defined by the FASB. The FASB requires companies to report their operations, shareholders deficit and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things. Management has defined inception as June 26, 2012. Since inception, the Company has incurred losses of $2,197,732. The Company’s working capital has been primarily generated through the sales of common stock. Management has provided financial data since June 26, 2012, (“Inception”), in the financial statements.  An entity remains in the development stage until such a time as, among other factors, significant revenues have been realized.  To date, the development stage of the Company’s operations consist of developing the business model, marketing concepts and beginning sales efforts.

Net Loss Per Share

The Company adopted the standard issued by the FASB, which requires presentation of basic earnings or loss per share and diluted earnings or loss per share. Basic income (loss) per share (“Basic EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share (“Diluted EPS”) are similarly calculated using the treasury stock method except that the denominator is increased to reflect the potential dilution that would occur if dilutive securities at the end of the applicable period were exercised. As of January 31, 2013 and October 31, 2012, because the Company does not have any potentially dilutive securities, the accompanying presentation is only of basic loss per share.

Recent Accounting Pronouncements

In October 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02. This update amends ASU 2011-08,Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of ASU 2012-02 is not expected to have a material impact on our financial position or results of operations.

NOTE 3 – CAPITAL STOCK

The Company’s authorized capital is 74,000,000 common shares with a par value of $0.001 per share and 100,000 preferred shares with a par value of $0.001 per share.

On June 26, 2012, the Company issued 4,000,000 shares of common stock in the Company to Charles Todd, the company’s President (a related party), in exchange for $4,000 cash.

On June 26, 2012, the Company issued 1,000,000 shares to Hallmark Venture Group, Inc. in exchange for $1,000 cash.  Hallmark Venture Group, Inc. (a related party) is controlled by the company’s Secretary, Robert L. Cashman.

On July 18, 2012, the Company issued 1,000,000 shares of common stock in the Company, to Todd Worldwide Ministries (a related party), in exchange for $1,000.

On August 23, 2012, the Company issued 575,000 shares of common stock in the Company, to Douglas Dungee, Assistant Vice President of the Company, a related party, in exchange for $575 cash.

On August 5, 2012 the Company issued 575,000 shares of common stock in the Company, to Darryl Skinner for services rendered for the development of the Company and $575 cash.

As a result of these related party transactions, $1,780,350 of additional stock based compensation expense was recognized as substantially all other sales of common stock were valued at $0.25 per share as compared to the $0.001 price above, which represents a difference of $0.249 of additional value to the related party investors.

On October 27, 2012 the Company issued 300,000 shares of common stock in the Company, at $0.001 per share, to U.S. Affiliated for $300 cash.  As a result of the $0.249 of additional value, when compared to $0.25 of other third party sales to investors, $74,700 of additional stock based compensation expense was recognized to this unrelated party investor.

During the four months ended October 31, 2012, the Company issued 181,000 shares of common stock in the Company to various non-related parties and accredited investors, in exchange for $45,250 cash.

On January 29, 2013, the Company issued 1,000,000 shares of common stock in the company to U.S. Affiliated Inc for $3,000 cash and services to be preformed over the next 12 months.  As a result of the $0.247 of additional value, when compared to $0.25 of other third party sales to investors, $247,000 of additional stock based compensation expense was recognized to this unrelated party investor.

During the three months ended January 31, 2013, the Company issued 127,000 shares of common stock in the Company to various non-related parties and accredited investors, in exchange for $31,750 cash.

From June 26, 2012, through October 31, 2012, no preferred shares have been issued.

From June 26, 2012 through October 31, 2012, the Company has not granted any stock options.

NOTE 4 – RELATED PARTY TRANSACTIONS

On June 26, 2012, the Company issued 4,000,000 shares of common stock in the Company to Charles Todd, the Company’s President (a related party), in exchange for $4,000 cash.

On June 26, 2012, the Company issued 1,000,000 shares to Hallmark Venture Group, Inc. in exchange for $1,000 cash.  Hallmark Venture Group, Inc. (a related party) is controlled by the company’s Secretary, Robert L. Cashman.

On July 18, 2012, the Company issued 1,000,000 shares of common stock in the Company, to Todd Worldwide Ministries (a related party), in exchange for $1,000.

On August 23, 2012, the Company issued 575,000 shares of common stock in the Company, to Douglas Dungee, Assistant Vice President of the Company, a related party, in exchange for $575 cash.

On August 5, 2012 the Company issued 575,000 shares of common stock in the Company, to Darryl Skinner for services rendered for the development of the Company and $575 cash.

As a result of these related party transactions, $1,780,350 of additional stock based compensation expense was recognized as substantially all other sales of common stock were valued at $0.25 per share as compared to the $0.001 price above, which represents a difference of $0.249 of additional value to the related party investors.

On August 23, 2012, the Company issued an $8,250 convertible note with Hallmark Venture Group, Inc. (a related party).  The note is due and payable on September 30, 2013 and carries a 6% interest rate.  The note is convertible at the option of the holder into our common stock at a fixed conversion price of $0.25.  As of January 31, 2013 and October 31, 2012, accrued interest, associated with the note, was $280 and $156, respectively.

The Company evaluated this related party convertible note for a beneficial conversion feature noting that the conversion price of $0.25 was exactly the same as the sales of stock for cash of $0.25 per share during the period from Inception to October 31, 2012 when the common shares were being sold to private purchasers consistently at this price; therefore, no beneficial conversion feature was created during issuance of this note.

On August 23, 2012, the Company issued a $775 convertible note with Douglas Dungee (a related party).  The note is due and payable on September 30, 2013 and carries a 6% interest rate.  The note is convertible at the option of the holder into our common stock at a fixed conversion price of $0.25.  As of January 31, 2013 and October 31, 2012, accrued interest, associated with the note, was $0 and $15, respectively.  This note and the associated accrued interest expense were repaid with cash during the three month period ending January 31, 2013.

The Company evaluated this related party convertible note for a beneficial conversion feature noting that the conversion price of $0.25 was exactly the same as the sales of stock for cash of $0.25 per share during the period from Inception to October 31, 2012 when the common shares were being sold to private purchasers consistently at this price; therefore, no beneficial conversion feature was created during issuance of this note.

The Company has signed a lease commitment with an employee for the term of one year, beginning on October 1, 2012 through September 30, 2013 for office space payable monthly at a rate of $525; the future commitment amount due on the lease is $4,725 as of January 31, 2013.  As of January 31, 2013, $2,100 in accrued rent payable was owed to the employee.

NOTE 5 –CONVERTIBLE  DEBT

On August 23, 2012, the Company issued an $8,250 convertible note with Hallmark Venture Group, Inc. (a related party).  The note is due and payable on September 30, 2013 and carries a 6% interest rate.  The note is convertible at the option of the holder into our common stock at a fixed conversion price of $0.25.  As of January 31, 2013 and October 31, 2012, accrued interest, associated with the note, was $280 and $156, respectively.

The Company evaluated this related party convertible note for a beneficial conversion feature noting that the conversion price of $0.25 was exactly the same as the sales of stock for cash of $0.25 per share during the period from Inception to October 31, 2012 when the common shares were being sold to private purchasers consistently at this price; therefore, no beneficial conversion feature was created during issuance of this note.

On August 23, 2012, the Company issued a $775 convertible note with Douglas Dungee (a related party).  The note is due and payable on September 30, 2013 and carries a 6% interest rate.  The note is convertible at the option of the holder into our common stock at a fixed conversion price of $0.25.  As of January 31, 2013 and October 31, 2012, accrued interest, associated with the note, was $0 and $15, respectively.  This note and the associated accrued interest expense were repaid with cash during the three month period ending January 31, 2013.

The Company evaluated this related party convertible note for a beneficial conversion feature noting that the conversion price of $0.25 was exactly the same as the sales of stock for cash of $0.25 per share during the period from Inception to October 31, 2012 when the common shares were being sold to private purchasers consistently at this price; therefore, no beneficial conversion feature was created during issuance of this note.

NOTE 6 – INCOME TAXES

The Company accounts for income taxes under standards issued by the FASB. Under those standards, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

No provision for federal income taxes has been recorded due to the net operating loss carry forwards totaling approximately $2,197,732 as of January 31, 2013, that will be offset against future taxable income.  The available net operating loss carry forwards of approximately $2,197,732 will expire in various years through 2031. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the future tax loss carry forwards.

The components of these differences are as follows:

	Inception to 1/31/13	Inception to 10/31/12
Net tax loss carry-forwards	$159,662	63,980
Statutory rate	34%	34%
Expected tax recovery	54,285	21,753
Change in valuation allowance	(54,285)	(21,753)
Income tax provision	$-	-

Components of deferred tax asset:
Non capital tax loss carry forwards	$54,285	21,753
Less: valuation allowance	(54,285)	(21,753)
Net deferred tax asset	$-	-

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Litigation

We are not a party to or otherwise involved in any legal proceedings.

In the ordinary course of business, we are from time to time involved in various pending or threatened legal actions.  The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations.  However, in the opinion of our management, other than as set forth herein, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

Operating Lease

The Company has signed a lease commitment with a former employee for the term of one year, beginning on October 1, 2012 through September 30, 2013 for office space payable monthly at a rate of $525.

NOTE 8 – SUBSEQUENT EVENTS

There were no additional subsequent events through the date that the financial statements were issued.

 PART II

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$136
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$5,000
Transfer Agent Fees and Expenses	$2,500
Printing	$7,228
Total	$20,000

Item 14. Indemnification of Directors and Officers

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada General Corporation law.  Nevada law provides that the directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities.

●	For any breech of their duty for loyalty to us or our security holders;
●	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	For unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Nevada General Corporation law; or,
●	For any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Nevada General Corporation law, if our Board of Directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws).

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 15.  Recent Sales of Unregistered Securities

DATE	SOLD TO	NO. OF SHARES	SELLING PRICE	EXEMPTION
8-20-12	Penelope C. Bethel	30,000	$0.25	4.2
7-13-12	Doris Broden	4,000	0.25	4.2
7-17-12	Gilbert Chavez	4,000	0.25	4.2
8-1-12	Development Marketing /Group Inc.	4,000	0.25	4.2
7-06-12	Douglas Dungee	585,000	0.001	4.2
7-06-12	Hallmark Venture Group Inc	1,000,000	0.001	4.2
7-13-12	Cindy Landry	4,000	0.25	4.2
7-13-12	Gary Landry	4,000	0.25	4.2
7-17-12	Joe Martin	4,000	0.25	4.2
7-17-12	Johnette Martin	4,000	0.25	4.2
10-29-12	Steven Nemetz	20,000	0.25	4.2

7-20-12	Paul Pfaff	4,000	0.25	4.2
10-29-12	Barbara Piedmont	20,000	0.25	4.2
7-6-12	Darryl Skinner	575,000	0.001	4.2
8-5-12	Eric Skinner	4,000	0.25	4.2
8-5-12	Cindy Spinoza	4,000	0.25	4.2
7-6-12	Charles Todd	4,000,000	0.001	4.2
7-6-12	Todd World Wide Ministries	1,000,000	0.001	4.2
8-1-12	Angela Todd	4,000	0.25	4.2
7-18-12	Parris Todd	4,000	0.25	4.2
7-31-12	John Trachsel	4,000	0.25	4.2
7-6-12	U.S. Affiliated Inc.	300,000	0.001	4.2
10-29-12	Dorinda Van Burkleo	40,000	0.25	4.2
8-3-12	Shari Warkentin	4,000	0.25	4.2
10-29-12	Harry Wexler	15,000	0.25	4.2
1-18-13	Dorinda Van Burkleo	40,000	0.25	4.2
1-20-13	U.S. Affiliated Inc.	1,000,000	0.001	4.2

The Company relied upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 for the above transaction in that the shares were offered and sold without general solicitation or advertizing to persons well known to affiliates of the Company who were given access to all material information regarding the Company at its then current state of development.

Item 16.  Exhibits and Financial Statement Schedules

3.1	Articles of Incorporation (1)

3.2	Bylaws (1)

4.1	Specimen Common Stock certificate (1)

4.2	Form of Subscription Agreement (1)

5.1	Legal Opinion (1)

10.1	Lease Agreement (1)

23.1	Consent of M&K CPAS, PLLC (*)

23.2.	Consent of Dennis Brovarone, Esq, (included in Exhibit 5.1) (1)

(1) Incorporated by reference on Form S-1 filed on January 31, 2013

* Filed herein

Item 17.     Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in the city of Irvine, state of California on March 29, 2013.

SPORT STIX INC.

By:	/s/ Charles Todd
Charles Todd, President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Charles Todd	Dated:	March 29, 2013
Charles Todd, President, Chief Executive Officer

By:	/s/ Robert L. Cashman	Dated:	March 29, 2013
Robert L. Cashman, Secretary, Chief Financial Officer and Principal Accounting Officer